UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2011

POLARIS INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Minnesota	1-11411	41-1790959
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Highway 55

Medina, Minnesota 55340

(Address of principal executive offices)

(Zip Code)

(763) 542-0500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 18, 2011, Polaris Industries Inc., a Minnesota corporation (the “Company”), entered into a Credit Agreement among the Company, one or more foreign subsidiaries of the Company thereafter designated as foreign borrowers, the lenders identified therein, U.S. Bank National Association, as Administrative Agent, Lead Arranger and Lead Book Runner, RBC Capital Markets and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Runners, RBC Capital Markets and Wells Fargo Bank National Association, as Syndication Agents, and The Bank of Tokyo-Mitsubishi UFJ, LTD., as Documentation Agent (the “Credit Agreement”), providing for a $350 million five-year senior revolving credit facility. The Company may request an increase in the size of the facility in minimum increments of $10 million for up to an additional $150 million (for an aggregate commitment of up to $500 million), with the grant of such request at the lenders’ discretion.

The Company may borrow, prepay and reborrow loans and obtain letters of credit under the Credit Agreement subject to customary representations and warranties, covenants and events of default, including but not limited to covenants restricting the ability of the Company and its subsidiaries to (i) merge or consolidate with another entity, (ii) sell, transfer, lease or convey their assets, (ii) make any material change in the nature of their core business, (iv) make certain investments, or (v) incur secured indebtedness. The Credit Agreement also requires the Company to maintain a leverage ratio of not more than 3.00 to 1.00 and an interest coverage ratio of not less than 3.50 to 1.00, in each case on a rolling four quarter basis.

The aggregate amount at any time outstanding under the Credit Agreement may not exceed the total commitments of $350 million (or of up to $500 million if the size of the facility is so increased), including up to $50 million in letters of credit and $25 million of swing-line advances. Proceeds may be used for working capital, capital expenditures, share repurchases, refinancing of existing indebtedness and other lawful corporate purposes.

Under the Credit Agreement, the Company pays a facility fee that varies between 0.20% and 0.35% depending upon its leverage ratio. Revolving advances denominated in U.S. Dollars carry, at the Company’s option, either the “base rate” of interest in effect plus the applicable margin, or the “eurocurrency rate,” which is a periodic fixed LIBOR, plus the applicable margin. Borrowings denominated in a currency other than U.S. Dollars carry the eurocurrency rate. The base rate of interest is the highest of (i) U.S. Bank National Association’s prime rate, (ii) the Federal funds rate plus 0.50%, and (iii) one-month LIBOR plus 1.50%. The applicable margin ranges from 0.05% to 0.65% for base rate advances and from 1.05% to 1.65% for eurocurrency advances, depending upon the Company’s leverage ratio. For LIBOR-based interest rates, the Company may select an interest period of seven days, 14 days, 21 days or one, two, three or six months (or with the consent of each lender, nine or 12 months).

The full terms and conditions of the credit facility are set forth in the Credit Agreement. A copy of the Credit Agreement is filed as Exhibit 10.1 hereto and is incorporated by reference herein. The Credit Agreement replaces the five-year, $250 million revolving loan facility and $200 million term loan dated as of December 4, 2006 among the Company, certain subsidiaries of the Company, as guarantors, Bank of America, N.A., as administrative agent and issuing lender,

U.S. Bank N.A. and Royal Bank of Canada, as syndication agents, The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, as documentation agent, and other lenders identified therein.

Some of the lenders named under the Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking, foreign currency and commodity hedging, and investor research coverage by their financial analysts.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1. Entry into a Material Definitive Agreement” with respect to the Credit Agreement is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

10.1	Credit Agreement, dated as of August 18, 2011, by and among Polaris Industries Inc., one or more of its foreign subsidiaries designated thereafter as foreign borrowers, the lenders identified therein, U.S. Bank National Association, as Administrative Agent, Lead Arranger and Lead Book Runner, RBC Capital Markets and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Book Runners, RBC Capital Markets and Wells Fargo Bank National Association, as Syndication Agents, and The Bank of Tokyo-Mitsubishi UFJ, LTD., as Documentation Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 19, 2011

POLARIS INDUSTRIES INC.

/s/ Michael W. Malone
Michael W. Malone
Vice President – Finance and
Chief Financial Officer

4